United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

May 2, 2013
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

NEWARK, N.Y. – May 2, 2013 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating profit from continuing operations of $0.4 million on revenue of $21.0 million for the quarter ended March 31, 2013.  For the first quarter of 2012, the company reported an operating loss from continuing operations of $1.3 million on revenue of $27.5 million.

Discontinued operations for the first quarter of 2013 include the final settlement of our obligation to return our former UK facility back to its original condition per a previous contractual commitment.  For the first quarter of 2012 discontinued operations include the operating results of RedBlack which was sold in the third quarter of 2012.  All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $21.0 million, compared to $27.5 million for the first quarter of 2012, a 24% decline, reflecting an increase of $0.5 million in Communications Systems sales offset by a $7.0 million decrease in Battery & Energy Products sales.  As a result of continued new business development, the mix of sales from international customers increased to 46% from 37% for the first quarter last year. Battery & Energy Products sales were $13.1 million, compared to $20.1 million last year, a 35% decline, reflecting for the most part the continued slowdown in U.S. government and defense order rate for rechargeable and non-rechargeable batteries and charger systems.  Communications Systems sales were $8.0 million, compared to $7.4 million for the same period last year, an increase of 7%, reflecting the fulfillment of large orders for amplifiers from international defense customers and continued demand for amplifiers from the U.S. government.

Gross profit was $6.4 million, or 30.3% of revenue, compared to $6.6 million, or 24.0% of revenue, for the same quarter a year ago. The 630 basis point increase reflected productivity gains in both businesses and a higher mix of Communications Systems sales. Battery & Energy Products’ gross margin was 23.7%, compared to 19.6% last year, an increase of 410 basis points due to productivity improvements resulting from our lean processes and improved 9-volt margins which partially offset lower overhead absorption on volume declines. Communications Systems’ gross margin was 41.2%, an increase of 550 basis points over the 35.7% gross margin reported last year, which resulted from higher volumes and productivity improvements.

Operating expenses decreased by 24% to $6.0 million, compared to $7.9 million a year ago, reflecting across-the-board actions taken to align spending with revenue.  As a result, operating expenses were 28.6% of revenue, compared to 28.7% for the year earlier period.

The combination of higher gross margin and essentially flat operating expenses as a percentage of revenue resulted in a $1.7 million improvement in operating income to $0.4 million, compared to an operating loss of $1.3 million last year, despite lower revenue.  Operating margin for the first quarter of 2013 was 1.8%.

Net income from continuing operations was $0.2 million, or $0.01 per share, compared to a net loss of $1.4 million, or $0.08 per share, for the first quarter of 2012.  Net income from discontinued operations was $0.3 million, or $0.02 per share, for the first quarter of 2013 versus a net loss of $.1 million, or $0.01 per share, for the first quarter of 2012.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits.

(a)	Exhibits

99.1 Press Release of Ultralife Corporation dated May 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2013		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated May 2, 2013